As filed with the Securities and Exchange Commission on April 20, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	20-0891589
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3033 Campus Drive, Suite E490

Plymouth, MN 55441

(Address of registrant’s principal executive offices, including zip code)

THE MOSAIC COMPANY 2004 OMNIBUS STOCK AND INCENTIVE PLAN

(Full title of the plan)

James T. Prokopanko

CEO and President

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, MN 55441

Tel: (800) 918-8270

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share (3)	15,000,000 Shares	$30.59	$458,850,000	$14,087

(1)	Represents shares of common stock of The Mosaic Company that may be offered or sold pursuant to The Mosaic Company 2004 Omnibus Stock and Incentive Plan.
(2)	Pursuant to General Instruction E of the General Instructions to Form S-8, this Registration Statement incorporates by reference the registrant’s Registration Statement on Form S-8 (Registration No. 333-120501), which relates to the issuance and sale from time to time of an aggregate of up to 10,000,000 shares of the registrant’s common stock pursuant to The Mosaic Company 2004 Omnibus Stock and Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based on the average of the high and low sales prices of the registrant’s common stock traded on the New York Stock Exchange as reported in the consolidated reporting system on April 18, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by The Mosaic Company (hereinafter “we,” “us” or “Mosaic”), are incorporated by reference in this registration statement:

(a)	Mosaic’s Annual Report on Form 10-K for the year ended May 31, 2006; and

(b)	Mosaic’s Quarterly Reports on Form 10-Q for the quarters ended August 31, 2006, November 30, 2006 and February 28, 2007; and

(c)	Mosaic’s Current Reports on Form 8-K filed on July 12, 2006 (except for Item 7.01 and exhibit 99.1 contained therein), July 13, 2006, August 2, 2006, August 23, 2006, October 3, 2006 (except for Item 7.01 and exhibit 99.1 contained therein), November 7, 2006, December 7, 2006, January 4, 2007 (except for Item 7.01 and exhibit 99.1 contained therein), and March 6, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our restated certificate of incorporation provides that we will indemnify each person who is or was a director or officer of Mosaic, and each person who serves or served at the request of Mosaic as a director or officer of another enterprise, in accordance with and to the fullest extent permitted by the DGCL.

Our amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Mosaic or is or was serving at the request of Mosaic as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, will be indemnified to the fullest extent permitted by the DGCL.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers Mosaic for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm, auditors for Mosaic.

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on the 20th day of April, 2007.

THE MOSAIC COMPANY

By:	/s/ James T. Prokopanko
James T. Prokopanko
Chief Executive Officer, President and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James T. Prokopanko and Richard L. Mack, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of shares of common stock of The Mosaic Company pursuant to The Mosaic Company 2004 Omnibus Stock and Incentive Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of April, 2007.

Signature	Title

/s/ James T. Prokopanko	Chief Executive Officer, President and Director
James T. Prokopanko	(principal executive officer)

/s/ Lawrence W. Stranghoener	Executive Vice President and Chief Financial Officer
Lawrence W. Stranghoener	(principal financial officer)

/s/ Anthony T. Brausen	Vice President - Finance and Chief Accounting Officer
Anthony T. Brausen	(principal accounting officer)

/s/ Guillaume Bastiaens	Director
Guillaume Bastiaens

/s/ Raymond F. Bentele	Director
Raymond F. Bentele

/s/ Fredric W. Corrigan	Director
Fredric W. Corrigan

/s/ Phyllis E. Cochran	Director
Phyllis E. Cochran

/s/ William R. Graber	Director
William R. Graber

/s/ Robert L. Lumpkins	Director
Robert L. Lumpkins

/s/ Harold H. MacKay	Director
Harold H. MacKay

/s/ Bernard M. Michel	Director
Bernard M. Michel

/s/ David B. Mathis	Director
David B. Mathis

/s/ William T. Monahan	Director
William T. Monahan

/s/ Steven M. Seibert	Director
Steven M. Seibert

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm, auditors for Mosaic.

24	Power of Attorney (included on signature page).